Exhibit 99.1

FOR IMMEDIATE RELEASE November 1, 2006 Contacts: Eric Hardgrove (614) 677-8516 hardgre@nationwide.com Jeff Botti (614) 249-6339 bottij@nationwide.com

Nationwide groups announce preliminary discussions over mutual fund operations

Philadelphia-based retail business is focus

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE:NFS) and Nationwide Mutual Insurance Company have begun preliminary discussions regarding a possible transaction relating to Nationwide Mutual’s asset management business, principally the retail mutual fund activities located in Philadelphia.

The development follows announcements by both companies earlier this year regarding the asset management business. During 2006, Nationwide Mutual Insurance Company and its subsidiary, Nationwide Corporation (collectively, Nationwide Mutual), undertook a strategic review of Nationwide Mutual’s money management and investment business. In conjunction with that review, Nationwide Mutual completed the sale of the U.K.-based arm of that business in September and is now considering a sale of the mutual fund business operated by its subsidiary, Gartmore Global Investments, Inc.

Similarly, Nationwide Financial, a subsidiary of Nationwide Mutual, previously announced that it has been evaluating strategic options to develop a mutual fund platform to leverage Nationwide Financial’s core investment and distribution capabilities.

The assets under management for the mutual fund activities under discussion are approximately $25 billion, of which approximately $13 billion is sub-advised by third parties. The boards of directors of each company have formed special committees of independent board members to review and evaluate a possible transaction. Separately, Nationwide Mutual is reviewing its strategic options for the remaining institutional-oriented asset management businesses, which are not located in Philadelphia.

To assist in their respective review, analysis and negotiation of a transaction, each special committee has retained legal and financial advisors. The Nationwide Financial special committee has retained Credit Suisse as its financial advisor and Sidley Austin LLP as its legal advisor and the Nationwide Mutual special committee has retained Goldman Sachs & Co. as its financial advisor and Sullivan & Cromwell LLP as its legal advisor.

Investments Retirement Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com

Discussions between Nationwide Financial and Nationwide Mutual are preliminary in nature, and no agreement with respect to any material terms or conditions of any transaction has been reached. Furthermore, there is no assurance that any agreement between Nationwide Financial and Nationwide Mutual will be reached. Each special committee continues to review and evaluate this and other possible transactions consistent with the strategic views of Nationwide Financial or Nationwide Mutual, as applicable.

Neither Nationwide Financial nor Nationwide Mutual intends to make further public announcements about discussions regarding the potential transaction until either a definitive agreement is reached or discussions are terminated.

About Nationwide Mutual

Nationwide Mutual, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, with more than $158 billion in assets. Nationwide ranks #98 on the Fortune 100 list. The company provides a full range of insurance and financial services, including auto, motorcycles, boats, homeowners, life, commercial insurance, administrative services, annuities, mortgages, mutual funds, pensions and long-term savings plans. The Nationwide companies include the country’s seventh-largest property/casualty, the fourth-largest homeowners, the sixth-largest auto insurance group and the country’s largest farm owners insurer. Nationwide Life Insurance Company, the major subsidiary of Nationwide Financial, ranks 11th in assets according to A.M. Best. For more information, visit www.nationwide.com.

About Nationwide Financial Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest1 and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

Nationwide, Nationwide Financial and the Nationwide Framemark are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

[1]	Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.

Investments Retirement Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com